INDEX OF ATTACHMENTS ITEM 77

SUB-ITEM 77B    Accountant's report on internal controls

SUB-ITEM 77C:   Submission of matters to vote of security holders

SUB-ITEM 77I:     Terms of new or amended securities

SUB-ITEM 77M:   Mergers

SUB-ITEM 77O    Transactions Effected Pursuant to Rule 10f-3

SUB-ITEM 77Q1: Other Exhibits

SUB-ITEM 77Q1  Exhibit 7C EXHIBIT